Exhibit 2.1

Execution Version

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (“Agreement”), dated as of May 1, 2022, is entered into by and among (i) Knitting Machinery Company of America LLC, a Delaware limited liability company (together with its successors and assigns, “Purchaser”), (ii) KMC Corp. d/b/a Knitting Machinery Corp. (KMC Corp.), a Delaware corporation (“Seller”), (iii) Edward F. Crawford, Trustee of the Edward F. Crawford Second Restatement of Trust Dated March 2, 2001, the owner of 100% of Seller’s outstanding Capital Stock (“Equityholder,” and with Seller, the “Seller Parties” and each a “Seller Party”). Certain capitalized terms used in this Agreement and not otherwise defined shall have the meanings set forth in Section 8.1.

SECTION 1

SALE AND PURCHASE OF ASSETS; ASSUMPTION OF CERTAIN LIABILITIES

1.1    Sale and Purchase of Assets. Upon the terms and subject to the conditions set forth in this Agreement, Seller hereby sells, conveys, assigns, transfers and delivers to Purchaser, and Purchaser hereby purchases and accepts from Seller, free and clear of all Liens, all of Seller’s right, title and interest in and to all of Seller’s property, assets and rights, that are used in or are useful to Seller’s business of manufacturing hose reinforcement machinery for the plastic, rubber and silicone industries (the “Business”), of every kind and description, wherever located, including the assets described in the bill of sale and assignment of rights delivered by Seller in connection with this Agreement (the “Bill of Sale”), (collectively, the “Purchased Assets”), including without limitation $100,000 in cash (the “Purchased Cash”) but excluding the assets described in Section 1.2.

1.2    Excluded Assets. Notwithstanding anything to the contrary contained in this Agreement, the following assets of Seller (collectively, the “Excluded Assets”) are excluded from the Purchased Assets and shall remain Seller’s property after the Closing: (a) except for the Purchased Cash, all cash, cash equivalents, and bank accounts; (b) all rights and interests under, and all assets of, any Benefit Plan; (c) all records that Seller is required by Applicable Law to retain in its possession; (d) Seller’s minute book, equity records, and Tax Returns; (e) all insurance policies, proceeds and rights thereunder; (f) all Contracts not referenced in Section 1.3 or specifically listed on Schedule 1.3, including the Contracts listed on Schedule 1.2 (collectively, the “Excluded Contracts”); (g) all claims for refund of Taxes and other charges levied by Governmental Authorities; and (h) the assets (including the Excluded Contracts) set forth on Schedule 1.2.

1.3    Liabilities. Seller hereby assigns and transfers to Purchaser, and Purchaser hereby assumes and will perform, all of Seller’s duties and obligations (collectively, the “Assumed Liabilities”) under: (a) the Current Liabilities finally included in the Acquisition Balance Sheet (as defined in Section 4.7); and (b) (i) all Contracts relating to the purchase or delivery of goods or services and the operating leases listed on Schedule 1.3 or (ii) (A) commitments or purchase orders with customers of the Business for products that have not yet been shipped or services that have not yet been provided by Seller as of the Closing Date, and (B) commitments or purchase orders with suppliers of the Business for products that have not yet been received by Seller as of the Closing Date, all as set forth on Schedule 1.3, or, if not so listed, which are commitments or orders in existence in the Ordinary Course of Business as of the Closing Date and that are related to the Business (the items in clauses (b)(i) and (b)(ii) collectively, the “Assumed Contracts”), but only to the extent: (i) such performance or obligations thereunder (A) accrue or relate solely to the period from and after the Closing Date and (B) are not related to nonperformance, noncompliance or other default by Seller or any other party thereto as of or prior to the Closing Date; (ii) the corresponding benefits of such Contracts are validly assigned to or otherwise received by Purchaser; and (iii) such Contracts were entered into by Seller in the Ordinary Course of Business.

Except for the Assumed Liabilities, Purchaser shall not have any obligation for, or with respect to, any indebtedness, liability, claim, loss, commitment or obligation of Seller of any nature whatsoever (whether asserted or unasserted, absolute or contingent, liquidated or unliquidated, accrued or unaccrued, whether due or to become due, and whether incurred prior to, on or after the Closing Date), including those arising from or relating to: (i) any debts, obligations, trade payables or other liabilities of Seller that are not fully reflected or reserved for on the Acquisition Balance Sheet; (ii) Seller’s operations prior to the Closing Date, including any liability or obligation arising from the breach of any Applicable Law (including those relating to any Environmental Laws); (iii) any Benefit Plans; (iv) the breach of any Contract of Seller occurring prior to the Closing Date; (v) any claim, litigation, investigation or proceeding relating to Seller; (vi) any product manufactured, installed, shipped or sold, and any services provided (or the alleged failure to provide such services), by Seller prior to the Closing Date; (vii) any Employee Claims pending, or that may hereafter be made, against Seller or any failure by Seller to comply with all Applicable Law regarding Service Providers, including the immigration status or classification as exempt or non-exempt of any Service Provider; (viii) any violation of fraudulent transfer or bulk sales laws by Seller; (ix) any Professional Fees and Selling Expenses; (x) the Taxes of any Seller Party, including any liability or obligation for either failing to file any Tax Return or for unpaid Taxes of any Seller Party (including based upon a Taxing Authority’s recharacterization of a reported transaction) and any Taxes that are described in Section 5.4; (xi) any Excluded Asset, including any Excluded Contract; (the liabilities listed and described in this paragraph being collectively referred to as the “Retained Liabilities”). Seller will remain liable for, and will pay, discharge and perform in a timely manner, all of the Retained Liabilities.

1.4    Purchase Price. The aggregate purchase price for the Purchased Assets is $1,250,000 subject to adjustment pursuant to Section 7.4 (the “Purchase Price”) and shall be payable at the Closing as follows:

(a)    Cash at Closing. Purchaser will pay to Seller $250,000 less the outstanding Payable Funded Indebtedness as of the Closing Date, all as set forth on Schedule 1.4 (the “Flow of Funds”) (the “Closing Payment”). The Closing Payment will be paid by wire transfer of immediately available funds to an account designated by Seller in the Flow of Funds (the “Seller’s Account”).

(b)    Delivery of the Class A Common Shares. Purchaser, on behalf of Crawford United Corporation, an Ohio corporation (“Parent”), will deliver 38,462 Class A Common Shares of Parent (the “Class A Common Shares”) to Equityholder.

(c)    Payable Funded Indebtedness. On Seller’s behalf, Purchaser will pay in full the Payable Funded Indebtedness pursuant to the pay-off letters delivered to Purchaser per Section 6.2(g).

1.5    Adjustment. Notwithstanding the foregoing, the Purchase Price may be adjusted downward pursuant to the terms of Section 7.4.

1.6    Allocation. The parties agree that the Consideration and other items properly includible in the deemed sales price of the Purchased Assets shall be allocated, for Tax purposes, among the Purchased Assets in a manner consistent with the provisions of Code §1060 as set forth on Schedule 1.6 (the “Allocation Schedule”). Any subsequent adjustment to the Consideration will also be allocated in accordance with Code §1060. As soon as practicable after the Closing Date, Purchaser will prepare and deliver to Seller IRS Form 8594 reflecting the Allocation Schedule, for inclusion with the federal income Tax Returns of the Seller Parties and any similar allocation required under state, local or foreign law (collectively, the “IRS Form 8594”). Purchaser and the Seller Parties agree to report this transaction for Tax purposes in accordance with the IRS Form 8594 as ultimately filed, and shall not take any position or action inconsistent therewith upon examination of any Tax Return, in any refund claim, in any litigation, investigation or otherwise.

1.7    Third-Party Consents. Notwithstanding anything contained herein to the contrary, this Agreement shall not constitute an assignment of any Contract if such assignment would be a breach thereof without the counterparty’s consent. The Seller Parties and Purchaser shall use reasonable efforts following the Closing to obtain such consent, and from and after the Closing Date, Seller and Purchaser shall cooperate in any reasonable arrangement designed to provide for Purchaser the benefits intended to be assigned to Purchaser under any such Contract.

1.8    Purchase Price Refund.

(a)    Purchase Price Refund. In the event that the EBITDA of the Business is not equal to or greater than $250,000 for the twelve (12)-month period following the Closing Date (the “Determination Period”), the Seller Parties shall, on a joint several basis, pay to Purchaser an amount equal to the difference between $250,000 and the EBITDA of the Business during the Determination Period via a wire or ACH transfer of immediately available funds to an account designated by Purchaser (the “Purchase Price Refund”).

(b)    Procedures applicable to Determination of the Purchase Price Refund.

(i)    Within 60 days after the end of the Determination Period, Purchaser shall prepare and deliver to Seller a written statement (the “EBITDA Statement”) setting forth in reasonable detail its determination of the EBITDA of the Business for the Determination Period, along with its calculation of any Purchase Price Refund that may be owed by Sellers to Purchaser pursuant to Section 1.1(a).

(ii)    Seller shall have ten days after receipt of the EBITDA Statement (the “EBITDA Review Period”) to review such EBITDA Statement. During the EBITDA Review Period, Seller and its representatives shall have reasonable access to Purchaser’s relevant books and records related to the calculations prepared by Purchaser as it may reasonably request for the purpose of reviewing the EBITDA Statement and the calculations set forth therein; provided that such access shall be in a manner that does not unreasonably interfere with the normal operations of the Business and, prior to being granted such access, any third party signs a confidentiality agreement in a form reasonably acceptable to Purchaser.

(iii)    On or prior to the last day of the EBITDA Review Period, Seller may object to the determinations set forth in the EBITDA Statement by delivering a written notice of objection (an “Objection Notice”) to Purchaser. Any Objection Notice shall specify the items in the EBITDA Statement disputed by Seller and shall describe in reasonable detail the basis for such objection, as well as the amount of the Purchase Price Refund in dispute. If Seller fails to deliver an Objection Notice to Purchaser (or indicate their agreement with the EBITDA Statement) on or prior to the last day of the EBITDA Review Period, then the EBITDA Statement shall be final and binding on Purchaser, Seller and its Affiliates. If Seller timely delivers an Objection Notice, Purchaser and Seller shall negotiate in good faith to resolve the disputed items and agree upon the Purchase Price Refund due and payable, if any.

(iv)    If Purchaser and Seller are unable to reach agreement within 15 days after an Objection Notice has been given, then they shall mutually engage and submit such dispute to, and the same shall be finally resolved in accordance with the provisions of this Agreement by the Cleveland, Ohio office of Meaden & Moore (the “Independent Accountants”). The Independent Accountants shall determine and report in writing to Purchaser and Seller as to the resolution of all disputed matters submitted to the Independent Accountants and the effect of such determinations on the EBITDA Statement and the Purchase Price Refund within twenty (20) days after such submission or such longer period as the Independent Accountants may reasonably require, and such determinations shall be final, binding and conclusive as to Purchaser, Seller and their respective Affiliates, absent manifest error. For purposes of complying with the terms set forth in Section 1.1(a) and Section 1.1(b), each party shall cooperate with and make available to the other parties, their respective representatives, and the Independent Accountants, all information, records, data and working papers, and shall permit access to its facilities and personnel, as may be reasonably required in connection with the preparation and analysis of the EBITDA Statement and the resolution of any disputes thereunder. No party shall have any ex parte communications with the Independent Accountants. In resolving any disputed item, the Independent Accountants shall: (i) consider only those items that are in dispute; (ii) choose one of the parties’ positions with respect to the disputed item(s); and (iii) not modify any items that are not disputed by the parties. The fees and disbursements of the Independent Accountants shall be paid by the Seller and the Purchaser in inverse proportion to their success on the merits in the resolution of the items in dispute.

(v)    Seller shall pay the Purchase Price Refund in cash by wire transfer of immediately available funds to an account designated by the Purchaser. Any Purchase Price Refund that Seller is required to pay pursuant to Section 1.1(a) shall be paid in full no later than five business days following the date upon which the relevant calculations become final and binding upon the parties as provided in Sections 1.1(b)(iii) and (iv).

(vi)    Subject to the terms of this Agreement, after the Closing Date, Purchaser shall have sole discretion regarding all matters relating to the operation of the Business. Purchaser has no obligation to operate the Business in such a way as to minimize the amount of any Purchase Price Refund.

SECTION 2
THE CLOSING

2.1    The Closing. Subject to the terms and conditions of this Agreement, the closing of the transactions contemplated by this Agreement (the “Closing”) shall take place remotely via the exchange of documents and signatures on the Closing Date. Strictly for purposes of the financial effects of the transactions contemplated hereby, the Closing shall be deemed to have occurred at 12:01 a.m. on the Closing Date. For all other purposes, including passage of title and risk of loss, the effective time shall be at the Closing.

2.2    Closing Obligations. At the Closing: (a) the parties will deliver the Transaction Documents referred to in Section 6; and (b) Purchaser will pay off the Payable Funded Indebtedness per the pay-off letters delivered to Purchaser per Section 6.2(g).

2.3    Interdependence. The sale and other transfers and deliveries described herein shall be mutually interdependent and regarded as occurring simultaneously as of the Closing, and, unless a particular transfer or delivery is waived by the party entitled to the benefit of such sale, transfer or delivery, no sale, transfer or delivery shall become effective unless and until all the other sales, transfers and deliveries provided for herein have also been consummated.

SECTION 3
REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser represents and warrants to Seller as follows:

3.1    Organization and Authority. Purchaser is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware. Purchaser has full power and authority to execute, deliver and perform its obligations under this Agreement and each of the Transaction Documents to be executed and delivered by it in connection herewith, and such execution, delivery and performance by Purchaser has been approved by all necessary organizational action. Purchaser has duly executed and delivered this Agreement and each of the Transaction Documents to be executed and delivered by it in connection herewith, and each constitutes Purchaser’s legal, valid and binding obligation, enforceable against Purchaser in accordance with its respective terms, except as enforceability may be limited by bankruptcy, similar laws relating to debtor relief, and general principles of equity (the “Enforceability Exceptions”).

3.2    No Conflicts; Consents. The execution, delivery and performance of this Agreement and each of the Transaction Documents to be executed and delivered by Purchaser in connection herewith does not and will not: (a) conflict with or violate any Applicable Law or any judgment, order or decree to which Purchaser is subject; (b) violate or conflict with the provisions of its Charter Documents; or (c) result in the breach of, or constitute a default under, or give to others any rights of termination, amendment, acceleration or cancellation of, any Contract to which Purchaser is a party or by which any of its property is bound. Except for the filing of a Form 8-K with the Securities and Exchange Commission (with the attendant press release), no consent, approval, authorization, or filing with, or notification to, any Person is required in connection with the consummation of any transaction contemplated hereby or under the Transaction Documents executed and delivered by Purchaser in connection herewith.

SECTION 4
REPRESENTATIONS AND WARRANTIES OF THE SELLER PARTIES

The Seller Parties, jointly and severally, represent and warrant to Purchaser that the statements contained in this Section 4 are true, complete and correct as of the Closing Date, except as set forth in the Schedules.

4.1    Organization and Good Standing. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Schedule 4.1 lists each of the jurisdictions (and under what trade name(s), as applicable) where Seller: (a) is qualified or licensed as a foreign entity; and/or (b) currently does, or has in the last three years done, business; and/or (c) has filed a trade name (or dba) registration. Seller is duly qualified to conduct business and is in good standing in each jurisdiction in which either the ownership of its properties or the nature of its activities requires it to be so qualified. Seller has furnished to Purchaser correct and complete copies of Seller’s Charter Documents, all as in effect on the Closing Date.

4.2    Power and Authority. Seller has all power and authority to carry on the Business as it has been and is currently conducted. Each Seller Party has the full power and authority (and, in regard to Equityholder, capacity) to execute, deliver and perform his, her or its respective obligations under this Agreement and each of the Transaction Documents to be executed and delivered respectively by each in connection herewith, and such execution, delivery and performance by Seller has been approved by all necessary organizational action. Each Seller Party has duly executed and delivered this Agreement and each of the Transaction Documents to be executed and delivered respectively by each in connection herewith, and each constitutes the legal, valid and binding obligation of the applicable Seller Party, enforceable against each of them in accordance with its respective terms, except as enforceability may be limited by the Enforceability Exceptions.

4.3    No Conflicts; Consents. The execution, delivery and performance of this Agreement and the Transaction Documents in connection herewith by each Seller Party does not and will not: (a) conflict with or violate any Applicable Law or any judgment, order or decree to which any Seller Party is subject; (b) violate or conflict with the provisions of Seller’s Charter Documents; (c) result in the breach of, constitute a default under, or give to any Person any rights of termination, amendment, acceleration or cancellation of any Contract to which any Seller Party is a party or by which any of their assets are bound; or (d) result in the creation of any Lien on any of the Purchased Assets. Except as set forth on Schedule 4.3, no Seller Party needs to obtain any consent, approval, authorization, order or permit of, or make any declaration, registration or filing with, or notification to, any Person in order for the parties to consummate the transactions contemplated by this Agreement.

4.4    Capitalization. Equityholder owns all of Seller’s Capital Stock free and clear of all Liens. There is no irrevocable proxy, voting trust or similar Contract with respect to the exercise of the voting power of Seller.

4.5    Subsidiaries and Joint Ventures. Seller does not own any Capital Stock in any other Person, and is not an equityholder or participant in any partnership, limited liability company, joint venture, association or similar Contract.

4.6    Books and Records. Seller’s books of account, asset ledgers, inventory ledgers, minute books and equity ledgers, all of which have been made available to Purchaser, are complete and correct in all material respects and have been maintained on a consistent basis in accordance with sound business practices and in a manner sufficient to permit the preparation of financial statements in a manner consistent with Seller’s past practices.

4.7    Financial Statements. Schedule 4.7 consists of the following financial statements (collectively the “Financial Statements”): (i) Seller’s compiled balance sheets as of December 31, 2020 and December 31, 2021 and the related income statements for the 12-month periods then ended; and (ii) Seller’s internally-prepared balance sheet as of March 31, 2022 (the “Balance Sheet Date”) and the related income statement for the two-month period then ended. The balance sheet of Seller as of March 31,, 2022 is referred to herein as the “Acquisition Balance Sheet.” The Financial Statements: (a) are correct and complete in all material respects; (b) are consistent with, and have been prepared from, Seller’s books and records; and (c) fairly present Seller’s financial condition and results of its operations as of each date and for the respective periods covered by the Financial Statements, determined in a manner consistent with Seller’s past practices. The income statements contained in the Financial Statements, do not contain any extraordinary or non-recurring income or any other income not earned in the Ordinary Course of Business. Seller’s books of account accurately reflect all items of income and expense (including accruals) and all of Seller’s assets and liabilities in a manner consistent with Seller’s past practices.

4.8    Liabilities. Schedule 4.8 sets forth all of Seller’s Funded Indebtedness as of the Closing Date. Seller has no indebtedness, liability, claim, loss, commitment or obligation of any nature (whether asserted or unasserted, absolute or contingent, liquidated or unliquidated, accrued or unaccrued and whether due or to become due), and there is no basis for any present or future claim or demand giving rise to same, except for liabilities reflected or reserved against on the Financial Statements and trade accounts payable and accrued expenses incurred in the Ordinary Course of Business since the Balance Sheet Date. Seller is not liable upon, or obligated in any other way to provide funds in respect of, or to guaranty or assume in any manner, any debt or obligation of any other Person. Other than the Assumed Liabilities, Seller has no liability, whether known or unknown, whether absolute, contingent or otherwise relating to Seller for which Purchaser may become liable.

4.9    Recent Events. Since June 30, 2021: (i) Seller’s business and affairs have been operated in the Ordinary Course of Business; (ii) Seller has used its best efforts to preserve and advance its operations; (iii) Seller’s relations with its customers and suppliers have been carried on in a manner designed to preserve Seller’s goodwill; (iv) no event has occurred or circumstance exists that could reasonably be expected to result in a Material Adverse Change; and (v) there is not and has not occurred any:

(a)    increase (or promise of any increase) of any bonuses, salaries, benefits or other compensation to any equityholder, manager, officer, director of Seller or Service Provider (or the payment thereof);

(b)    capital expenditure (or series of capital expenditures) by Seller involving more than $10,000 or outside the Ordinary Course of Business;

(c)    delay or postponement in the payment of any accounts payable or other liabilities outside the Ordinary Course of Business;

(d)    damage to or destruction or loss of any Purchased Asset, whether or not covered by insurance (other than through ordinary wear and tear);

(e)    entry into, modification of, termination of, or acceleration of: (i) any license, lease, credit, debt, guaranty or similar Contract under which Seller has any obligation; (ii) any Contract or transaction involving a total commitment by or to Seller of at least $10,000; or (iii) any transaction, arrangement or Contract (including any employment, severance or similar Contract) with any director, officer, manager, equityholder or Service Provider;

(f)    sale (other than sales of inventory in the Ordinary Course of Business), lease or other disposition or transfer of any tangible or intangible asset of Seller;

(g)    mortgage, pledge, granting of security interest in or imposition of any Lien on any Seller asset (tangible or intangible);

(h)    cancellation, compromise, waiver or release of any claims or rights (or series of claims or rights) either involving a value to Seller in excess of $5,000 or outside the Ordinary Course of Business;

(i)    change in the accounting methods used by Seller; or

(j)    notice or entering into of any Contract, whether oral or written, to do any of the foregoing.

4.10    Accounts Receivable. All of Seller’s trade accounts receivable (the “Accounts Receivable”) that are included on the Acquisition Balance Sheet arose in the Ordinary Course of Business, are subject to no defenses, offsets or counterclaims, and reflect goods actually sold and delivered or services rendered in the Ordinary Course of Business. None of the Accounts Receivable represent obligations for goods sold on consignment, on approval or on a sale-or-return basis or subject to any other repurchase or return arrangement. The Accounts Receivable are current and collectible in accordance with the terms thereof and at the full face-amount thereof, net of “bad debt” reserves shown on the Acquisition Balance Sheet (which reserves are adequate and calculated in a manner consistent with Seller’s past accounting practices), and will be collected in full, without any set-off, within 90 days after the Closing Date.

4.11    Compliance with Laws. Seller has complied and is currently in compliance with all Applicable Law, and no event has occurred or circumstance exists that could give rise to or serve as a basis for a notice, claim, charge or complaint regarding noncompliance. Seller has not received any notices, claims, charges and/or complaints in the past three years alleging any noncompliance with Applicable Law.

4.12    Licenses and Permits. Seller has obtained all licenses, permits and other authorizations from Governmental Authorities necessary to own its assets, occupy each Leased Property and conduct the Business as presently conducted and as proposed to be conducted, and all such licenses, permits and authorizations: (a) are set forth on Schedule 4.12; (b) are in full force and effect; and (c) will not terminate as a result of the consummation of the transactions contemplated hereby. No violation or remedial obligation exists in respect of, and no proceeding is pending, or, to Seller’s Knowledge, threatened to revoke or limit any such license, permit or authorization, nor is there any basis upon which any such proceeding could be based.

4.13    Litigation. There is currently no, and in the past three years there has been no, claim, litigation or investigation, including any Employee Claims, pending or, to Seller’s Knowledge, threatened by or against Seller, and no event has occurred or circumstance exists that could give rise to or serve as a basis for any such claims, litigation or investigations. There are no judgments, orders, injunctions or similar orders of any Governmental Authority outstanding against any Seller Party.

4.14    Taxes. Each Seller Party has timely filed all Tax Returns and paid all Taxes that are due or have been levied (whether or not shown on any Tax Return) in connection with the Business in all jurisdictions in which such Tax Returns are required by Applicable Law to be filed or Taxes are required by Applicable Law to be paid, and all such Tax Returns were correct and complete in all respects. There are no assessed Tax deficiencies against any Seller Party or any basis upon which any additional Taxes related to the Business could be assessed. No Seller Party has given or been requested to give waivers or extensions of any statute of limitations relating to the payment of Taxes. No examination, audit, dispute or claim respecting the Tax Returns or Tax liability of any Seller Party, as described in this Section 4.14, has occurred, is in progress, or, to Seller’s Knowledge, is being proposed, threatened or discussed, including any claim by any Taxing Authority in a jurisdiction where any Seller Party does not file Tax Returns that the applicable Seller Party is or may be subject to taxation by, or required to file any Tax Return in, that jurisdiction. Seller has properly and timely withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any Person and has complied with the rules and regulations relating to the withholding and remittance of Taxes. All sales and use Taxes required to be collected by Seller and paid over to a Taxing Authority have been properly collected and paid over. Seller is classified as an S corporation for federal income tax purposes within the meaning of Sections 1361 and 1362 of the Code and its election to be classified as such remains valid. Comparable elections, where and as available, have been made with state and local taxing authorities and, to the extent made, remain valid.

4.15    Suppliers and Customers. Seller has good commercial working relationships with its customers and suppliers. Schedule 4.15 sets forth Seller’s five largest customers (and the dollar volumes related thereto) for the 12-month period ended March 31, 2022. None of Seller’s suppliers or customers has notified Seller that it intends to terminate, limit or otherwise substantially modify its relationship with Seller, and, to Seller’s Knowledge, none of such suppliers and customers have any such intent.

4.16    Affiliate Relationships. Neither the Equityholder, the Service Providers, Seller’s managers, officers or directors nor any of their respective Affiliates: (a) owns or otherwise controls any asset that is used in or is useful to Seller in the operation of the Business; or (b) is a party to any Contract or transaction with Seller, other than their right to receive compensation and employee benefits, as applicable, in the Ordinary Course of Business.

4.17    Solvency. Immediately after giving effect to the transactions contemplated by this Agreement, Seller will be able to pay its liabilities as they become due.

4.18    Intellectual Property. Schedule 4.18 lists: (a) all Intellectual Property Rights owned or used by Seller or in which it has any rights or licenses, indicating in each instance which of such Intellectual Property Rights is owned or used under an oral or written license; and (b) any federal or state registrations or applications that Seller has with respect to such Intellectual Property Rights. Seller has such rights of ownership in or is licensed to use such Intellectual Property Rights as are necessary for the operation of the Business in the Ordinary Course of Business. Seller has not interfered with, infringed upon or misappropriated any Intellectual Property Rights of any other Person, and Seller has not received any claim or notice alleging such action. Seller has the exclusive right to use such Intellectual Property Rights (other than off-the-shelf software purchased for use in Seller’s day-to-day operations), and, upon consummation of the transactions contemplated hereby, Purchaser will acquire such Intellectual Property Rights free and clear of all Liens. None of Seller’s Intellectual Property Rights have been used, divulged or appropriated for the benefit of any Service Provider or any other Person, and Seller has not granted any license or sublicense of any rights under or with respect to its Intellectual Property Rights.

4.19    Contracts. Schedule 4.19 contains a complete and accurate list of all of the Material Contracts, listed by subsection as set forth in the definition of “Material Contract” in Section 8.1 hereto, to which Seller is a party or pursuant to which Seller has any direct or indirect liability. Purchaser has been furnished with access to correct and complete copies of each Material Contract. Since the Balance Sheet Date, there has been no modification or termination of any such Material Contract. With respect to each Material Contract identified in Schedule 4.19: (a) such Contract is in full force and effect and is valid and enforceable against Seller and, to Seller’s Knowledge, the other parties thereto; (b) such Contract will not be terminated as a result of this Agreement; (c) Seller is not in default under such Contract and no event has occurred which, with notice or the passage of time or both, would constitute such a default; and (d) to Seller’s Knowledge, no other party is in default under such Contract.

4.20    Product Warranty and Liability. Each product and service sold or furnished by Seller has been sold or furnished in conformity with all applicable contractual commitments and all express and implied warranties. Seller has no liability (and there is no basis for any present liability or future liability): (a) for the furnishing of replacement services or products or additional services or products; or (b) for damages in connection with any product sold by Seller or any service provided by Seller prior to the Closing Date. Seller has not used any products containing asbestos.

4.21    Employee Benefits. Schedule 4.21 lists each Benefit Plan maintained by Seller and its ERISA Affiliates or to which Seller or any of its ERISA Affiliates contributes or within the preceding six years has contributed or with respect to which any of the foregoing parties has any liability. With respect to each such Benefit Plan: (a) it has been operated in compliance in all material respects with its terms and all Applicable Law; (b) all contributions required under the terms of each or Applicable Law have been timely made; and (c) Seller has retained the right to unilaterally amend or terminate such Benefit Plan to the fullest extent permitted by Applicable Law. Seller does not have any liability with respect to any Benefit Plan, other than for contributions, payments or benefits due in the Ordinary Course of Business under the Benefit Plans. No Benefit Plan or related obligation is required to be transferred or assigned to Purchaser by operation of law or otherwise.

4.22    Employment Matters. Schedule 4.22 contains a list of the name of each Service Provider used by Seller as of the Closing Date, together with such Person’s: (a) position; (b) annual base compensation (or other method by which such Service Provider is compensated); (c) accrued vacations and vacation pay, holiday pay and sick pay (accrued and total); and (d) incentive or bonus arrangement (accrued and total).  To Seller’s Knowledge, no Service Provider plans to refuse employment with or engagement by Purchaser following the Closing, or is bound by a nondisclosure or noncompetition covenant that restricts or affects such Service Provider’s employment with Seller.  All Service Providers may be terminated at any time with or without cause without the payment of severance or other liability.  Seller is not and has not been a party to any collective bargaining or other labor Contract.  There is not now existing or, to Seller’s Knowledge, threatened, and has not previously been any:  (i) slowdown or work stoppage; or (ii) proceeding relating to the alleged violation of any Applicable Law pertaining to employment matters.  Seller has complied in all respects with all Applicable Law relating to employment matters. Seller has properly classified all of its Service Providers (including as salaried, hourly and/or exempt or non-exempt) for all compensation and benefit purposes and for all Applicable Law.

4.23    Inventory. The Inventory is free of material defect, is of a quality and quantity usable and salable in the Ordinary Course of Business except for obsolete items, which have been written off or written down to net realizable value on the Acquisition Balance Sheet, and is not excessive in the present circumstances of the Business. The Inventory not written off has been priced at the lower of cost or market value. All items included in the Inventory are Seller’s property, are not held by Seller on consignment from others and are otherwise free and clear of any Lien except for such Liens as shall be fully released and cancelled as of the Closing Date.

4.24    Insurance. Schedule 4.24 lists all insurance policies presently maintained by Seller, showing for each: (a) the issuer; (b) types of coverage; (c) policy expiration dates; and (d) policy limits. All such policies are in full force and effect, have been obtained in compliance with all legal and applicable insurance company requirements, and Seller is not in default with respect to its obligations under such policies. Complete and correct copies of such policies and loss runs for the previous three calendar years related thereto have been made available to Purchaser. Seller has been covered since the date it initiated operations of the Business by insurance in scope and amount customary and reasonable in its industry. There are no pending claims against Seller for any damage under any insurance policy heretofore or presently issued to Seller, or any claims as to which coverage has been questioned, denied or disputed by the insurer or in respect of which the insurer has reserved its rights. Seller has no self-insurance arrangements, other than deductibles under the insurance policies listed on Schedule 4.24.

4.25    Real and Personal Property. Seller does not own any real property. Seller has delivered to Purchaser a correct and complete copy of each Lease (or a summary of the material terms of the Leases, if oral), including amendments, waivers, or other changes thereto. The Leased Properties and the Leases comprise all leased real property interests and Contracts related thereto used in the conduct of the Business as currently conducted. The Purchased Assets and the buildings, material fixtures and other improvements, and building systems situated within each Leased Property have been properly maintained, are in good operating condition and repair, ordinary wear and tear excepted, and are usable in the Ordinary Course of Business. Seller has good and valid title to, or a valid leasehold interest in, the Purchased Assets constituting personal property, and, upon consummation of the transactions contemplated hereby, Purchaser will acquire the Purchased Assets, free and clear of all Liens and: (a) shall be fully released and cancelled as of the Closing Date; or (b) are approved in writing by Purchaser prior to the Closing. Except for the Leased Properties, the Purchased Assets constitute all of the rights, property and assets necessary to conduct the Business as currently conducted, and none of the Excluded Assets are material to the Business.

4.26    Environmental. Except in the Ordinary Course of Business and in compliance with Applicable Law, no Hazardous Materials are or have been located on or about any real properties now or previously owned or leased by Seller or have been released by it into the environment, or have been discharged, stored, treated, managed, recycled, placed or disposed of by it or another Person at, on or under any real properties now or previously owned or leased by Seller. No Hazardous Materials have been disposed of by Seller at any off-site waste disposal. No storage tanks, whether above ground or underground, are located on or under either Leased Property. There is currently no, and in the past three years there has been no, investigation, administrative order or notice, consent order, litigation or environmental claim with respect to Hazardous Materials or the violation of Applicable Law pending or, to Seller’s Knowledge, threatened or proposed, with respect to any real properties now or previously owned or leased by Seller, or with respect to any off-site waste disposal location to which Seller’s waste has been taken. No Seller Party has any basis to expect, and has not received, any summons, citation, order, notice or communication from any Person concerning any actual, alleged or potential violation of or failure to comply with any Applicable Law arising out of or with respect to any real properties now or previously owned or leased by Seller or the operation of the Business.

4.27    No Misrepresentations. Each of the Schedules to this Agreement and the schedules to the Bill of Sale is complete and correct. None of the Financial Statements or other documents provided to Purchaser, or the Seller Parties’ representations and warranties contained in this Agreement or the Transaction Documents contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein or therein, in light of the circumstances under which they were made, not misleading. No Seller Party has knowingly provided or made available to Purchaser any information that is misleading or inaccurate in any material respect or knowingly withheld from or failed to disclose to Purchaser any data, documents or other information that could result in a Material Adverse Change.

4.28    Brokers. No Person is or will become entitled, by reason of any Contract entered into or made by or on behalf of any Seller Party, to receive any commission, brokerage, finder’s fee or other similar compensation in connection with the consummation of the transactions contemplated by this Agreement.

4.29    Securities Matters.

(a)    Accredited Investors. Seller is an “accredited investor” within the meaning of Rule 501(a) promulgated under the Securities Act of 1933, as amended (the “1933 Act”). With respect to the Class A Common Shares, Seller understands that the Class A Common Shares issuable hereunder are being offered and sold in reliance on specific exemptions from the registration requirements of United States federal and state securities laws and that Buyer is relying in part upon the truth and accuracy of, and Seller’s compliance with, the representations, warranties, agreements, acknowledgements and understanding of Seller set forth in this Section 4.29 in order to determine the availability of such exemptions and the eligibility of Seller to acquire the Class A Common Shares hereunder.

(b)    Access to Information. Seller and its advisors have had access, through EDGAR or otherwise, to copies of each report, registration statement and definitive proxy statement filed by Parent with the Securities and Exchange Commission (the “SEC”) and have been afforded the opportunity to ask questions of and receive answers from Parent regarding Parent and the transactions contemplated hereby. Seller understands that its investment in the Class A Common Shares involves a high degree of risk. Seller has sought such accounting, legal and tax advice as it has considered necessary to make an informed investment decision with respect to its acquisition of the Class A Common Shares. Seller understands that no United States federal or state agency or any other governmental authority has passed on or made any recommendation or endorsement of the Class A Common Shares, or the fairness or suitability of the investment in same, nor have such authorities passed upon or endorsed the merits of the offering of the Class A Common Shares contemplated hereby.

(c)    No Distribution. Seller represents that the Class A Common Shares are being acquired for investment purposes, and not with a view to the further distribution thereof. Seller does not have any present agreement or understanding, directly or indirectly, with any person to distribute any of the Class A Common Shares in a transaction that would violate the 1933 Act or any state securities laws.

(d)    No Registration. Seller understands that the Class A Common Shares have not been and will not be registered under the 1933 Act or any state securities laws, and may not be offered for sale, sold, assigned or transferred until (i) subsequently registered in accordance with the 1933 Act or (ii) pursuant to an exemption from such registration, including pursuant to Rule 144 promulgated under the 1933 Act (or a successor rule thereto).

(e)    Restrictive Legend. Seller understands that any certificates or other instruments representing the Class A Common Shares will bear a restrictive legend as set forth below; provided that any such legend shall be removed and Buyer shall cause Parent to issue a certificate without legend to the holder or holders of the Class A Common Shares, at Parent’s cost and expense, if (i) the Class A Common Shares are registered pursuant to an effective registration statement under the 1933 Act or (ii) in connection with a sale, assignment or other transfer, Parent receives an opinion of counsel, in a reasonably acceptable form, to the effect that such sale, assignment or transfer of the Class A Common Shares may be made without registration under the applicable requirements of the 1933 Act and state law, including pursuant to Rule 144 promulgated under the 1933 Act. Seller understands that all certificates or other instruments representing the Class A Common Shares shall bear the following restrictive legend:

(f)    THESE SECURITIES HAVE NOT BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS.

(g)    The parties hereto acknowledge and agree that the Parent is an express third party beneficiary of the provisions contained in this Section 4.29 and shall be entitled to enforce the provisions of this Agreement as if it were a party hereto.

SECTION 5
COVENANTS

5.1    Restrictive Covenants.

(a)    Confidential Information. In consideration of the consummation of the transactions contemplated herein, the Restricted Parties covenant and agree at all times to hold as secret and confidential (unless disclosure is required pursuant to a court order, in which case such party will, to the extent legally permitted, provide Purchaser reasonable notice prior to such disclosure so that Purchaser may seek a protective order to prevent or limit disclosure) any and all knowledge, information or documents of a confidential or proprietary nature or not generally known to the public with respect to the Purchased Assets, the Business, this Agreement (or the transactions contemplated herein) or Purchaser (“Confidential Information”). The Restricted Parties agree not to use such Confidential Information for their own benefit or for the benefit of others or disclose any such Confidential Information without the prior written consent of Purchaser, except in connection with the enforcement of the terms of this Agreement or the defense of any claim brought by Purchaser pursuant to this Agreement.

(b)    Non-Competition. In further consideration of the consummation of the transactions contemplated herein, the Restricted Parties covenant and agree that, until the fifth (5th) anniversary of the Closing Date (the “Non-Competition Period”), such party and any affiliate of such party, will not, without the prior written consent of Purchaser, either directly or indirectly, whether or not for consideration, (a) solicit business from, or otherwise compete with Purchaser for the business of, any customer of the Business for the purchase of services or products the same as or substantially similar to, or which may be otherwise used in substitution for, products or services manufactured, sold or provided by the Business as conducted on the date hereof, anywhere in the United States; or (b) operate, control, advise, be engaged by, perform any consulting services for, invest in or otherwise become associated in any capacity with, any business, company, partnership, organization, proprietorship, or other entity, who or which, at any time during the Non-Competition Period competes with the Business as conducted on the date hereof, anywhere in the United States; provided, however, that nothing contained herein shall prevent Seller or Equityholder from acquiring an equity interest of up to three percent (3%) of an entity whose shares are traded on a national securities exchange or over-the-counter market.

(c)    Non-Interference. In further consideration of the consummation of the transactions contemplated herein, during the Non-Competition Period, neither Seller, Equityholder nor any of their affiliates shall, without the prior written consent of Purchaser, directly or indirectly, (a) hire, solicit, induce or attempt to hire, solicit or induce any employee or agent of Purchaser to terminate his or her relationship with Purchaser, provided that neither Seller nor Equityholder shall be deemed to hire, solicit, induce or attempt to hire, solicit or induce any employee or agent of Purchaser to terminate his or her relationship with Purchaser as the result of a general solicitation which is not directed specifically at any such employee or agent; or (b) induce or attempt to induce any supplier, contractor or customer of Purchaser to terminate or adversely change its relationship with Purchaser.

(d)    Remedy for Certain Breaches. The Restricted Parties acknowledge and agree that the covenants in Section 5.1 hereof were negotiated at arms-length, are required for the fair and reasonable protection of Purchaser, that Purchaser would not have purchased the Purchased Assets had the Restricted Parties not agreed to these covenants, that the restrictions contained herein are designed to protect the business of Purchaser, and that the obligations of Purchaser in this Agreement constitute adequate consideration for Seller’s and Equityholder’s obligations under Section 5.1 hereof. The Restricted Parties further acknowledge and agree that a breach of any of the covenants, obligations or agreements set forth in Section 5.1 hereof will result in irreparable and continuing damage to Purchaser and its business and property for which there may be no adequate remedy at law, and the Restricted Parties agree that in the event of any such breach, Purchaser may be entitled to seek injunctive relief to restrain such breach by Seller or Equityholder, and to such other and further relief (including damages) as is proper under the circumstances.

(e)    Reformation of Agreement; Severability. The parties intend the covenants set forth in Section 5.1 hereof to be enforced as written. However, in the event that any provision set forth in Section 5.1 hereof is held by a court of competent jurisdiction to be invalid or unenforceable to any extent, such court shall exercise its discretion in reforming such provision to the end that the applicable Restricted Parties shall be subject to such restrictions and obligations as the court deems reasonable under the circumstances and enforceable by Purchaser. In the event that a provision or term of this Agreement is found to be void or unenforceable to any extent and such court does not exercise its discretion to reform such provision, it is the agreed upon intent of the parties hereto that all remaining provisions or terms of this Agreement shall remain in full force and effect to the maximum extent permitted by law and that this Agreement shall be enforceable as if such void or unenforceable provision or term had never been a part hereof.

5.2    Service Providers. Seller has terminated the engagement of all of the Service Providers (but excluding any intellectual property ownership or assignment Contracts, noncompetition Contracts or confidentiality Contracts with the Service Providers) effective as of 11:59 p.m. on the day before the Closing Date and hereby waives any applicable restrictions under any Contracts with each such Service Provider that would otherwise prevent Purchaser from hiring such Service Provider. Seller shall pay any amounts or provide any benefits that may be payable or provided to the Service Providers under the Benefit Plans or otherwise arising out of the consummation of the transactions contemplated by this Agreement.

5.3    Name Change. Within three calendar days after the Closing, Seller shall: (a) file an amendment to its applicable Charter Document with the Delaware Secretary of State’s office in order to change Seller’s name as contemplated by Section 6.2(c); (b) make such filings and take such other actions as may be necessary to terminate any trade name reservations or change the name under which it is registered to do business in Delaware and any other state or other jurisdiction; and (c) provide Purchaser with evidence of any such filings required under this Section.  If Seller fails do any of the foregoing within three calendar days after the Closing, Purchaser may, at its option, do so on Seller’s behalf.

5.4    Payment of Taxes; Reports and Returns. The applicable Seller Party shall pay in a timely manner all Taxes resulting from or payable in connection with the sale of the Purchased Assets. Seller shall prepare and file on a timely basis all reports and returns required by Applicable Law relating to its business as conducted prior to the Closing Date.

5.5    Payment of Retained Liabilities. If any Retained Liabilities are not timely paid or provided for, or if Purchaser reasonably determines that failure to make any payments will impair Purchaser’s use of the Purchased Assets, then Purchaser may elect to make all such payments directly (but shall have no obligation to do so) and set off and deduct the full amount of all such payments pursuant to Section 7.4.

5.6    Restrictions on Dissolution and Distributions. Seller shall not dissolve or make any distribution of the proceeds received pursuant to this Agreement, until the applicable Seller Party has paid, or made adequate provision for the payment of the Retained Liabilities solely to the extent that non-payment would result in a lien encumbering the Purchased Assets.

SECTION 6
CONDITIONS TO CLOSING

6.1    Conditions to Each Party’s Obligation to Close. The obligation of the parties to sell and purchase the Purchased Assets and assign and assume the Assumed Liabilities is subject to the due execution and delivery of, at or prior to the Closing, of each of the following items (any of which may be waived, in whole or in part, by Purchaser or Seller, except that a party may not waive its own failure): (i) this Agreement; (ii) the Bill of Sale; and (iii) Seller’s assignment and Purchaser’s assumption of each Lease.

6.2    Additional Conditions to Purchaser’s Obligation to Close. Purchaser’s obligation to purchase the Purchased Assets and assume the Assumed Liabilities is subject to the satisfaction, at or prior to the Closing, of each of the following additional conditions (any of which may be waived, in whole or in part, by Purchaser):

(a)    Purchaser shall have received delivery of the Purchased Assets and conducted at its expense a physical count of the Purchased Assets, including inventory and equipment, on or prior to the Closing Date, which Seller may observe;

(b)    Seller shall have received the third-party consents, approvals and/or authorizations listed on Schedule 4.3;

(c)    Purchaser shall have received a certificate of a duly authorized officer of Seller certifying: (i) as complete and accurate as of the Closing, attached copies of Seller’s Charter Documents; and (ii) all requisite resolutions or actions of Seller’s equityholder and/or board of directors approving the sale of the Purchased Assets, approving a change in Seller’s name to a name acceptable to Purchaser, terminating Seller’s trade name reservations, together with such executed documents as shall be required to change Seller’s name and terminate such foreign qualifications and trade name reservations (and appointing Purchaser as Seller’s attorney-in-fact for the purpose of filing such documents with appropriate Governmental Authorities);

(d)    Purchaser shall have received a fully executed Landlord Agreement and Waiver, each in a form and substance satisfactory to Purchaser, with respect to each Leased Property;

(e)    Purchaser shall have received a good standing certificate or equivalent for Seller as of the most recent practicable date from the Secretary of State of Delaware and from each other state in which Seller is qualified to do business;

(f)    Purchaser shall have received a non-foreign person affidavit that complies with the requirements of Code §1445 from Seller;

(g)    Except as otherwise agreed by Purchaser in writing, Seller shall have delivered to Purchaser pay-off letters for the Payable Funded Indebtedness in a form reasonably acceptable to Purchaser;

(h)    Purchaser shall have received a fully executed assignment of Intellectual Property Rights from the Seller; and

(i)    Purchaser shall have received all other documents reasonably required by Purchaser to consummate the transactions contemplated hereby.

SECTION 7
INDEMNIFICATION

7.1    Survival of Representations and Warranties. The representations and warranties of the parties in this Agreement and any Transaction Document shall survive the Closing for a period of eighteen (18) months except as follows: (a) the representations and warranties in Sections 4.1 (Organization and Good Standing), 4.2 (Power and Authority), 4.3(d) (No Conflicts; Consent), 4.4 (Capitalization), the last sentence of 4.8 (Liabilities), the penultimate sentence of 4.18 (Intellectual Property Rights), the penultimate sentence of 4.25 (Real and Personal Property), and 4.28 (Brokers), shall survive indefinitely; (b) the representations and warranties in Sections 4.14 (Taxes), 4.21 (Employee Benefits), and 4.26 (Environmental) shall survive until 90 days beyond the time by which the applicable statute of limitations (including extensions thereof) bars further actions for claims that would constitute breaches of the representations and warranties in those Sections; and (c) any representation or warranty that would terminate in accordance with this Section 7.1, will continue to survive if a party has been notified in writing of a claim of a breach of such representation or warranty on or prior to such termination date until such claim has been finally settled, decided or adjudicated as provided hereunder. Any investigation made by a party shall not be deemed to affect such party’s reliance on the representations and warranties made by the other party(ies) and shall not be deemed to be a waiver of indemnity as provided herein. The Seller Parties’ liability for Retained Liabilities shall survive indefinitely.

7.2    Indemnification by the Seller Parties. In addition to any rights Purchaser may otherwise have at law or in equity, each Seller Party, jointly and severally, shall defend, indemnify and hold harmless Purchaser and its managers, directors, officers, employees, agents, consultants, representatives, advisers, equityholders, partners, Affiliates and successors and assigns (collectively, the “Indemnified Parties”) from and against and pay or reimburse the Indemnified Parties for any and all Indemnified Losses resulting from, relating to, or arising directly or indirectly out of:

(a)    any inaccuracy in or breach of any representation or warranty made by any Seller Party in this Agreement or in any Transaction Document delivered by any Seller Party;

(b)    any breach of any covenant or obligation of any Seller Party in this Agreement or in any Transaction Document delivered by any Seller Party; or

(c)    any Retained Liabilities.

Notwithstanding anything herein to the contrary, Purchaser shall have the right to address any warranty claims related to the products and services of the Business in its sole discretion.

7.3    Claims.

(a)    If any legal or administrative proceedings shall be instituted or any claim is asserted by any third party in respect of which one of the Indemnified Parties may be entitled to indemnity hereunder, one or more of the Indemnified Parties will give the Seller Parties (the “Indemnifying Parties”), written notice thereof and copies of any documents in its possession that relate to such third-party claim, action or proceeding. A claim for indemnification for any matter not involving a third-party claim may be asserted by notice to the party from whom indemnification is sought and shall be paid promptly after such notice. A delay in giving notice to the Indemnifying Parties shall only relieve the Indemnifying Parties of liability to the extent the Indemnifying Parties suffer actual prejudice because of the delay by the Indemnified Parties.

(b)    The Indemnifying Parties shall have the right, at their option and expense, to participate in the defense of such a proceeding or claim, but not to control the defense, negotiation or settlement thereof, which control shall at all times rest with the Indemnified Parties, unless the proceeding or claim involves only money damages and the Indemnifying Parties: (i) irrevocably acknowledge in writing responsibility for and agree to indemnify the Indemnified Parties for such damages; and (ii) furnish satisfactory evidence of their financial ability to indemnify the Indemnified Parties, in which case the Indemnifying Parties may assume such control through counsel of their choice and at their expense ((i) and (ii), the “Defense Conditions”); provided that the (y) Indemnified Parties shall have the right, at their option and expense, to participate in the defense of such a proceeding or claim, and (z) the Indemnifying Parties shall not settle such claim or litigation without the prior written consent of the Indemnified Parties, such consent not to be unreasonably withheld or delayed.

(c)    Notwithstanding the foregoing, if: (i) the Indemnifying Parties fail to fulfill the Defense Conditions; or (ii) the Indemnified Parties shall in good faith determine that: (x) the conduct of the defense of any claim subject to indemnification hereunder or any proposed settlement of any such claim by the Indemnifying Parties could reasonably be expected to affect adversely any Indemnified Parties’ reputation, liability or its ability to conduct its business or that imposes, or may impose, any liability, obligation or restriction upon any of the Indemnified Parties, including any Tax liability, without the prior written consent of such Indemnified Party; (y) that the proceeding could result in a criminal proceeding, allegation or investigation against it; or (z) the Indemnified Parties may have available to them one or more defenses or counterclaims that are inconsistent with one or more of those that could reasonably be available to the Indemnifying Parties in respect to such claim or any litigation relating thereto, the Indemnified Party shall have the right to assume control over the defense, settlement, negotiations or litigation relating to any such claim at the sole cost of the Indemnifying Parties; provided that the Indemnified Parties shall not settle such claim or litigation without the prior written consent of the Indemnifying Parties, such consent not to be unreasonably withheld or delayed. The parties agree to provide each other with reasonable cooperation in connection with the defense, negotiation or settlement of any such proceeding or claim.

7.4    Right to Offset. Purchaser shall have the right to offset any claims for (i) indemnification, and/or (ii) against any Seller Party arising out of any violation by any Seller Party of any common law or statutory obligation against the Purchaser and/or any of its Affiliates, by decreasing any payment that would be otherwise payable to any Seller Party in such order and manner as Purchaser determines; provided, however, that any claims not so satisfied in full shall continue until satisfied in full. The exercise of such right by Purchaser in good faith, whether or not ultimately determined to be justified, will not constitute an event of default under such Contracts. Such right to offset will be in addition to and not in lieu of any other rights or remedies that may be available to Purchaser at law or in equity.

SECTION 8
MISCELLANEOUS

8.1    Definitions. Capitalized terms used herein and not otherwise defined shall have the meaning specified below, unless otherwise expressly provided or unless the context otherwise requires.

“Affiliate” means, as to any Person, any other Person: (a) that directly or indirectly controls, is controlled by, or is under direct or indirect common control with, such Person; (b) that has the power directly or indirectly to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by Contract or otherwise; or (c) any relative by blood or marriage of any such Person.

“Applicable Law” means, with respect to any Person, any and all federal, national, state, regional, local, municipal or foreign laws, statutes, rules, regulations, codes, ordinances, franchises, licenses, permits, orders, decrees, judicial decisions, injunctions, judgments or rules of any Government Authority having jurisdiction over such Person or its business.

“Benefit Plan” means collectively, any welfare plan (ERISA §3(1)), deferred plan (ERISA §2(2)), ERISA plan (Title IV of ERISA or Code §412), pension plan (ERISA §3(2)) and any other Contract or plan relating to terms of employment, pension, profit sharing, retirement, deferred compensation, equity options, equity purchases, restricted equity, equity appreciation rights, other equity or equity-based compensation, change in control, retention, incentive, bonus, loan, guaranty, vacation, severance, medical, dental, vision or other health benefits, life insurance, disability, long term care and other fringe benefits at any time maintained for the benefit of any Service Provider, or otherwise maintained by or contributed to by Seller or with respect to which it has any liability, whether or not subject to ERISA, whether or not funded, and whether or not terminated.

“Capital Stock” means: (a) in the case of a corporation, its shares of capital stock; (b) in the case of a partnership or limited liability company, its partnership or membership interests or units; and (c) any other interest that confers on a Person the right to receive a share of the profits, losses or distribution of assets of the issuing Person.

“Charter Documents” mean a Person’s formation or other governing documents, including, as applicable, its certificate or articles of incorporation, bylaws, code of regulations, articles of organization, operating agreement, certificate of limited partnership, partnership agreement and joint venture agreement.

“Closing Date” means the date of this Agreement.

“Code” means the Internal Revenue Code of 1986, as amended, and all rules and regulations promulgated thereunder.

“Contract” means any commitment, understanding, arrangement, lease, pledge, permit, mortgage, indenture, note, bond, license, agreement, purchase or sale order, promise or similar arrangement, whether written or oral.

“Current Liabilities” means, as of 12:01 a.m. on the Closing Date, to the extent incurred in the Ordinary Course of Business and are unpaid and not delinquent as of such date, the aggregate dollar value of the following items from the Acquisition Balance Sheet: accounts payable, customer deposits (and other deferred revenue), accrued expenses (including outstanding amounts due under any Seller-issued credit cards, but excluding any Tax liability and any payables, other than expenses reimbursable in the Ordinary Course of Business, to Equityholder or Seller’s employees, managers, officers or directors or any of their respective Affiliates).

“Deferred Plan” means a Pension Plan that is designed to defer compensation for a select group of key or highly compensated employees and that are exempt from the funding, participation and vesting requirements of ERISA.

“Employee Claims” means controversies, grievances or claims of any Service Providers (or beneficiaries of such Persons) arising out of or relating to employment or wages and benefits incident thereto, including sexual harassment and discrimination claims and claims arising under the Fair Labor Standards Act (or its state equivalents) or workers’ compensation laws (regardless of whether such controversy, grievance or claim is initiated or brought by such current or former Service Providers (or any beneficiaries of such Persons) or a third party).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

“ERISA Affiliate” means any Person that is a member of a controlled group of companies or under common control, or is otherwise treated as a single employer, with Seller in accordance with Code §414, including §§414(b), (c) or (m).

“Funded Indebtedness” means the outstanding principal, accrued interest, fees and charges relating to any: (a) indebtedness for borrowed money, including any penalties or amounts for prepayment or payoff of such indebtedness; (b) obligation to pay deferred purchase price of property other than trade accounts payable and other current liabilities arising in the Ordinary Course of Business; (c) obligations under capital leases; (d) obligations under letters of credit and similar facilities; and (e) any guarantees of the obligations described in clauses (a) ‑ (d) above of any other Person.

“Governmental Authority” means any foreign, federal, state, regional or local authority, agency, body, court or instrumentality exercising executive, legislative, judicial, regulatory or administrative functions.

“Hazardous Materials” means: (a) any flammable, ignitable, corrosive, reactive, radioactive, explosive, chemical, hazardous, toxic or dangerous substance, product, liquid, pollutant, contaminant, waste or other material regulated under Applicable Law; (b) asbestos, asbestos containing materials; (c) oil and petroleum based products and natural gas, natural gas liquids; (d) liquefied natural gas, and synthetic gas usable for fuel; and (e) industrial process and pollution control wastes, whether or not hazardous within the meaning of the Federal Resource Conservation and Recovery Act.

“Indemnified Losses” means any and all damage, obligation, payment, cost, expense, injury, judgment, penalty, fine, fee, Tax, interest or other loss of any kind or nature whatsoever (including costs of preparation, investigation, prosecution or defense of claims, actions, litigation or other proceedings and the settlement thereof, reasonable attorneys’, experts’, consultants’ and accountants’ fees in connection therewith, and amounts paid in settlement and judgments), and any damages or amounts of any kind payable to third parties that may be imposed or otherwise incurred. The determination of the amount of the Indemnified Losses shall be made without regard to any materiality qualification.

“Intellectual Property Rights” means: (a) inventions, patents, patent applications and patent disclosures; (b) trademarks, service marks, trade dress, logos, trade names, corporate names and fictitious names and any registrations and applications for any of the foregoing, and including all goodwill associated therewith; (c) copyrights and any registrations and applications therefor; (d) computer software, databases and documentation, and websites and domain names; (e) trade secrets and confidential business information, inventions, research and development information, financial, marketing and business data, pricing and cost information, business and marketing plans and customer and supplier lists and information; and (f) documentation relating to any of the foregoing, and the right to sue for past infringement or improper, unlawful or unfair use of disclosure thereof and the right to apply for patent, design or similar protection therefor.

“Inventory” means any and all inventory, including, without limitation, all raw materials, work in progress, finished products, samples, supplies and any prepaid inventory, whether in the possession of or in transit to Seller, and any storage systems used with respect thereto.

“IRS” means the Internal Revenue Service.

“Landlord Agreement and Waiver” means the landlord agreement and waiver executed by the landlord of each Leased Property in favor of J.P. Morgan Chase Bank.

“Lease” (and, collectively, “Leases”) means each of (i) that certain Lease Agreement, dated April 30, 2020, by and between Seller and Coomer Baumgardner Holdings, LLC, an Ohio limited liability as amended to date, pertaining to the Greenville Property; and (ii) that certain oral lease agreement by and between Seller and Park-Ohio Industries, Inc., a Delaware corporation, pertaining to the Cleveland Property.

“Leased Property” (and, collectively, “Leased Properties”) means each of (i) the real property located at 607 Riffle Ave., Greenville, Ohio 45331 (the “Greenville Property”) and (ii) the real property located at 15625 Saranac Rd., Cleveland, Ohio 44110 (the “Cleveland Property”). .

“Lien” means any lien, charge, condition, easement, adverse claim, right of first refusal, restriction, mortgage, security interest, option, pledge, title defect or any other restriction of any kind, nature or description whatsoever, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership, or any other encumbrance of any kind, nature or description whatsoever.

“Material Adverse Change” means any change, event or occurrence that individually or in the aggregate has had, or could be reasonably likely to have, a material adverse effect upon Seller’s assets, business, operations, business prospects or condition (financial or otherwise), except for effects resulting from industry-wide changes or general national or regional economic conditions to the extent such effects do not have a disproportionate effect on Seller, taken as a whole, relative to other Persons engaged in the industry in which Seller operates.

“Material Contracts” means each of the following, whether oral or written:

(a)    all Contracts requiring payments, or potential payments, to or from Seller in the aggregate in excess of $10,000;

(b)    all Contracts of Seller with a remaining term in excess of six months;

(c)    all loan, financing, security, guaranty or other Contracts evidencing or relating to indebtedness, lines of credit, guarantees or Liens of Seller;

(d)    all Contracts relating to Benefit Plans;

(e)    all management, employment, severance, confidentiality, noncompetition or agency Contracts of Seller;

(f)    all Contracts containing covenants that limit or purport to limit Seller’s ability to engage in any line of business or to compete with any Person or restrict it from disclosing any information;

(g)    all Contracts with customers and suppliers of Seller;

(h)    all Contracts pursuant to which Seller leases Service Providers, real property or personal property;

(i)    all Contracts entered into outside of the Ordinary Course of Business;

(j)    all Contracts pursuant to, or under which, any equityholders, directors, officers or managers of Seller, or any Affiliate of any of the foregoing: (i) provides or causes to provide any assets, services or facilities used in or is useful to Seller’s business; or (ii) receives any assets, services or facilities from Seller; and

(k)    all other Contracts not included above that are material to the conduct and operation of Seller’s business.

“Ordinary Course of Business” means the ordinary course of Seller’s business consistent with Seller’s past custom and practice (including with respect to quantity and frequency).

“Payable Funded Indebtedness” means all Funded Indebtedness the payment for which is secured in any way, directly or indirectly, by a Lien on any or all of the Purchased Assets.

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization or a Governmental Authority.

“Professional Fees and Selling Expenses” means (whether or not disclosed): (a) the aggregate fees and expenses incurred by any Seller Party related to the transactions herein contemplated, including all legal fees and expenses, accounting, tax, management, investment banking or other similar fees and expenses; and (b) any unpaid change in control, severance or similar payment obligations of Seller, including any employer portion of all social security, Medicare, unemployment and other similar employment Taxes that Seller incurs with respect thereto.

“Seller’s Knowledge” means the actual knowledge of Equityholder and Michael Brokus, together with such knowledge that each could reasonably be expected to discover after reasonable investigation by one or more of the foregoing Persons, which may be established by: (a) producing documentation existing prior to the Closing Date (including e-mail, computer files and the like); (b) admission of actual knowledge; (c) establishing that Seller or one or more of the foregoing Persons received written notice prior to the Closing Date of the matter in question; or (d) any other evidence of knowledge of the matter in question.

“Service Provider” means an employee or independent contractor utilized by Seller at any time prior to the Closing Date.

“Tax” or “Taxes” means any federal, state, local or foreign income, gross receipts, net proceeds, license, payroll, employment, workers’ compensation, excise, severance, stamp, occupation, premium, windfall profits, environmental, custom duties, Capital Stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, unclaimed property, sales, use, transfer, value added, alternative or add on minimum, estimated or other tax, assessment, fee, levy or governmental charge of any nature whatsoever, including any interest, penalty or addition either relating thereto or the failure to file any Tax Return, whether or not disputed, and includes any obligations to indemnify or otherwise assume or succeed to the Tax liability of any other Person, as a transferee or successor, by reason of Applicable Law, Contract or otherwise.

“Tax Return” means any return, declaration, report, claim or refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Transaction Documents” means all Contracts, certificates and instruments (other than this Agreement) delivered by any party in connection with the transactions contemplated by this Agreement.

8.2    Press Releases and Announcements. Purchaser may issue a press release announcing the consummation of the transactions contemplated hereby that includes general information regarding Seller’s background and the nature of the Business, but may not issue any press release or make any announcement relating to the Consideration without Seller’s prior written approval except as required by Applicable Law or stock exchange rule. Except as set forth in the foregoing sentence, no party may issue any press release or make any announcement relating to the subject matter of this Agreement without the prior written consent of Purchaser and Seller, on behalf of the Seller Parties.

8.3    Further Assurances. In case at any time after Closing any further action is reasonably necessary or desirable to carry out the purposes of this Agreement and to effect, consummate, confirm or evidence the transactions contemplated hereby, each party will take such further action (including the execution of such further documents and instruments) as any other party may reasonably request. In addition to the obligations set forth in Section 7.3, the parties agree that, in regard to any third-party claims for Indemnified Losses, each Seller Party will cooperate with Purchaser and its counsel in the contest or defense of, and provide any testimony and access to their books and records in connection with, any proceeding involving or relating to any action, activity, circumstance, condition, conduct, event, fact, failure to act, incident, occurrence, practice or situation before the Closing Date involving any Seller Party or the Business.

8.4    No Third-Party Beneficiaries. This Agreement (other than Section 7.2 with respect to Indemnified Parties) shall not confer any rights or remedies upon any Person other than the parties hereto and their respective successors and permitted assigns.

8.5    Entire Agreement. This Agreement and the Transaction Documents are the exclusive statement of the agreement among the parties concerning the subject matter hereof. All negotiations, disclosures, discussions and investigations relating to the subject matter of this Agreement are merged into this Agreement, and there are no representations, warranties, covenants, understandings, or agreements, oral or otherwise, relating to the subject matter of this Agreement, other than those included herein or in the agreements and documents referred to in this Agreement or in the Transaction Documents.

8.6    Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the parties named herein and their respective successors and permitted assigns. No party may assign either this Agreement or any of its rights, interests or obligations hereunder without the prior written approval of the other parties. Notwithstanding the foregoing, Purchaser may assign its rights hereunder to an Affiliate or to any successor to substantially all of the Business and may collaterally assign its rights with respect to this Agreement and the transactions contemplated herein to its lender(s).

8.7    Counterparts; Headings. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument. Delivery of an executed counterpart of a signature page of this Agreement by facsimile, e-mail or other means of electronic transmission shall be as effective as delivery of a manually executed counterpart of this Agreement. The section headings contained in this Agreement are inserted for convenience only and shall not affect the meaning or interpretation of this Agreement.

8.8    Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been given if signed by the respective Person giving such notice (in the case of any entity the signature shall be by an authorized agent thereof) upon receipt of hand delivery, delivery by certified or registered mail (return receipt requested), or delivery by telecopy or electronic transmission (provided that, in the case of telecopy or electronic transmission, the original copy thereof also is sent by certified or registered mail with confirmation of transmission), or the next business day after deposit with a nationally recognized overnight delivery service, addressed as follows:

If to Purchaser:	Knitting Machinery Company of America LLC c/o Crawford United Corporation 10514 Dupont Ave. Cleveland, OH 44108 Attention: John P. Daly Email: jdaly@crawfordunited.com

with a copy to:	Calfee, Halter & Griswold LLP 1405 East Sixth Street Cleveland, Ohio 44114 Attention: Terrence F. Doyle Email: tdoyle@calfee.com

If to Seller:	c/o The Crawford Group 6065 Parkland Boulevard Cleveland, Ohio 44124 Email: teri@crawgroup.com

with a copy to:	Shapero & Green LLC 25101 Chagrin Blvd., Suite 220 Beachwood, Ohio 44122 Attention: Brian J. Green Email: bgreen@shaperolaw.com

Such names and addresses may be changed by the giving of a notice as provided herein.

8.9    Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Ohio exclusive of the conflict of law principles thereof. The parties waive personal service of any and all process on each of them and consent that all such service of process shall be made in the manner, to the party and at the address set forth in Section 8.8, and service so made shall be complete as stated in such section.

8.10    Waivers. No waiver hereunder shall be valid unless the same shall be in writing and signed by all of the parties giving the waiver. No waiver by any party of any default, misrepresentation or breach of warranty or covenant hereunder shall be deemed to extend to any prior or subsequent default, misrepresentation or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

8.11    Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

8.12    Expenses. Except to the extent otherwise specifically provided herein, each party will be responsible for the fees and expenses it incurs in connection with the transactions contemplated hereby.

8.13    Construction. The parties have participated jointly in the negotiation and drafting of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement. The word “including” shall mean “including, without limitation” or “including, but not limited to”.

8.14    Incorporation of Schedules. The Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

[Remainder of Page Intentionally Left Blank.]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the Closing Date.

PURCHASER:

Knitting Machinery Company of America LLC

By:	/s/ John P. Daly
Name:	John P. Daly
Title:	Vice President

SELLER:

KMC Corp. d/b/a Knitting Machinery Corp. (KMC Corp.)

By:	/s/ Teri Brenkus
Name:	Teri Brenkus
Title:	Secretary

EQUITYHOLDER:

/s/ Edward F. Crawford
Edward F. Crawford, Trustee of the Edward F. Crawford Second Restatement of Trust Dated March 2, 2001

[Signature Page to Asset Purchase Agreement]